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                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) of the
                         SECURITIES EXCHANGE ACT OF 1934



                              STARBUCKS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

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
                     WASHINGTON                                               91-1325671
(State or Other Jurisdiction of Incorporation or Organization)   (I.R.S. Employer Identification Number)

        2401 UTAH AVENUE SOUTH, SEATTLE, WASHINGTON                             98134
           (Address of Principal Executive Offices)                           (Zip Code)
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates:

                                                                 ---------------
                                                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class                    Name of each Exchange on Which
       to be so Registered                    Each Class is to be Registered
       -------------------                    ------------------------------

------------------------------------       ------------------------------------

------------------------------------       ------------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE


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ITEM 1. DESCRIPTION OF THE REGISTRANT'S SECURITIES TO BE REGISTERED

        This amendment on Form 8-A/A is being filed to reflect the change in the par value of the Registrant's Common Stock and Preferred Stock from no par value per share to $.001 par value per share.

GENERAL

        The authorized capital stock of the Registrant consists of 300,000,000 shares of Common Stock, $.001 par value per share, and 7,500,000 shares of Preferred Stock, $.001 par value per share. On March 19, 2001, there were 189,886,229 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. The Common Stock of the Registrant is traded on the National Market tier of The Nasdaq Stock Market, Inc., under the trading symbol "SBUX."

COMMON STOCK

        Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, and upon liquidation or dissolution of the Registrant, are entitled to receive all assets available for distribution to shareholders. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

        The Board of Directors has the authority to issue up to 7,500,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations, and restrictions thereof, including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of any such series, without further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Registrant without further action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Registrant has no present plans to issue any shares of Preferred Stock.

PROVISIONS REGARDING CONTROL OF THE REGISTRANT

        The Registrant's Amended and Restated Articles of Incorporation and Washington law contain certain provisions that may have the effect of entrenching current management and delaying or discouraging a hostile takeover of the Registrant. Section 5.2 of the Registrant's

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Amended and Restated Articles of Incorporation provide for a staggered Board of
Directors, with each director serving a three-year term. In addition, Chapter 23B.19 of the Washington Business Corporation Act prohibits, subject to certain exceptions, a corporation from entering into any "significant business transactions" with an "Acquiring Person" (defined generally as a person or affiliated group who acquires 10% or more of the outstanding voting securities of a corporation) without the prior approval of the corporation's board of directors, for a period of five years after such person or affiliated group becomes an Acquiring Person.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the Registrant's Common Stock is Mellon Investor Services LLC.

ITEM 2. EXHIBITS.

1.      Starbucks Corporation Amended and Restated Articles of Incorporation.

2. Amended and Restated Bylaws of Starbucks Corporation (incorporated herein by reference to Exhibit 3.2 to the Registrant's Form 10-K for the fiscal year ending October 1, 2000, filed with the Securities and Exchange Commission on December 22, 2000).

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  STARBUCKS CORPORATION


                                  By: /s/ Michael Casey
                                      ------------------------------------------
                                      Michael Casey
                                      executive vice president,  chief financial
                                      officer and chief administrative officer


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\                                 EXHIBIT INDEX

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------

    1.              Starbucks Corporation Amended and Restated Articles of
                    Incorporation.

    2. Amended and Restated Bylaws of Starbucks Corporation (incorporated herein by reference to Exhibit 3.2 to the Registrant's Form 10-K for the fiscal year ending October 1, 2000, filed with the Securities and Exchange Commission on December 22, 2000).